EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-29658, 33-36430, 33-59733, 333-95827 and 333-97273) of Cash America International, Inc. of our report dated February 20, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 20, 2008 relating to the financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
February 20, 2008